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Prospectus Supplement No. 2                   Filed pursuant to Rule 424(b)(3)
to Prospectus dated March 6, 2000                   Registration No. 333-31354



                                 ALKERMES, INC.

           $250,000,000 3 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                        1,845,018 SHARES OF COMMON STOCK


         This prospectus supplement supplements the information contained in the prospectus of Alkermes, Inc. dated March 6, 2000, as supplemented by Prospectus Supplement No. 1 dated March 10, 2000, relating to the potential resale from time to time of the 3 3/4% Convertible Subordinated Notes due 2007 of Alkermes and the resale of shares of common stock of Alkermes issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

         The following table supplements the information set forth in the prospectus under the caption "Selling Securityholders" with respect to the selling securityholders and the respective principal amount of notes which are beneficially owned and may be sold by each selling securityholder, and the number of shares of common stock that may be sold by the selling securityholders pursuant to this prospectus, as amended or supplemented:


                                                                                                  Number of Shares of Common
                                                                   Principal Amount of Notes      Stock Issued Upon Conversion
                                                                   Beneficially Owned and         of the Notes that May be
Name of Selling Securityholder (1)                                 Offered                        Offered (2)

Allstate Insurance Company                                              $3,250,000                         23,985
AXP Bond Fund, Inc.                                                        820,000                          6,051
AXP Variable Portfolio - Bond Fund                                         360,000                          2,656
AXP Variable Portfolio - Managed Fund                                      665,000                          4,907
Bank Austria Cayman Island, Ltd.                                         2,300,000                         16,974
Bear Stearns & Co. Inc.                                                    500,000                          3,690
Boston Museum of Fine Arts(3)                                               60,000                            442
BNP Arbitrage SNC(4)                                                     7,750,000                         57,195
BNY Hamilton Equity Income Fund                                          1,000,000                          7,380
Donaldson, Lufkin & Jenrette Securities Corp.(5)                         4,500,000                         33,210
IDS Life Series Fund, Inc. - Income Portfolio                               30,000                            221
ING Barings LLC                                                            500,000                          3,690
Marsico Growth & Income Fund                                             2,700,000                         19,926
Nations Marsico Growth & Income Fund                                     1,300,000                          9,594
New Hampshire Retirement System                                            160,000                          1,180
Parker-Hannifin Corporation                                                 50,000                            369
ProMutual                                                                  100,000                            738
Putnam Asset Allocation Funds-Balanced Portfolio                           200,000                          1,476
Putnam Asset Allocation Funds-Conservative Portfolio                       200,000                          1,476


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


                                                                                                  Number of Shares of Common
                                                                   Principal Amount of Notes      Stock Issued Upon Conversion
                                                                   Beneficially Owned and         of the Notes that May be
Name of Selling Securityholder (1)                                 Offered                        Offered (2)

Putnam Balanced Retirement Fund                                             60,000                            442
Putnam Convertible Income-Growth Trust                                     720,000                          5,313
Putnam Convertible Opportunities and Income Trust                           70,000                            516
Rhone-Poulenc Rorer Pension Plan                                            30,000                            221
Salomon Smith Barney, Inc.                                               2,100,000                         15,498
Total Return Portfolio                                                     625,000                          4,612
University of Rochester                                                     30,000                            221
Van Kampen Convertible Securities Fund                                     468,000                          3,453
Van Kampen Harbor Fund                                                   2,532,000                         18,686
White River Securities LLC                                                 500,000                          3,690

(1) The information set forth herein is as of March 17, 2000 and will be updated as required.
(2) Assumes conversion of the full principal amount of the notes held by such holder at the initial conversion price of $135.50 per share of common stock.
(3) The amount listed includes an additional $30,000 principal amount of notes beneficially owned by the holder.
(4) The amount listed includes an additional $2,000,000 principal amount of the notes beneficially owned by the holder as of March 13, 2000.
(5) The amount listed includes an additional $1,000,000 principal amount of the notes beneficially owned by the holder as of March 14, 2000.


















            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 17, 2000



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